                              JOHN HANCOCK FUNDS II

                              SUBADVISORY AGREEMENT

      AGREEMENT made this ____ day of _____, 2005, between John Hancock Investment Management Services, LLC, a Delaware limited liability company (the "Adviser'), and Fidelity Management & Research Company, a Massachusetts corporation (the "Subadviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.    APPOINTMENT OF SUBADVISER

      The Subadviser undertakes to act as investment subadviser to, and, subject to the supervision of the Trustees of John Hancock Funds II (the "Trust") and terms of this Agreement, to manage the investment and reinvestment of the assets of each of the portfolios of the Trust specified in Appendix A to this Agreement as it shall be amended by the Adviser and the Subadviser from time to time (the "Portfolio" or "Portfolios"). The Subadviser will be for all purposes an independent contractor and not an agent or employee of the Adviser or the Trust. The Subadviser represents that it is registered as an adviser under the Investment Advisers Act of 1940 (the "Investment Advisers Act").

2.    SERVICES TO BE RENDERED BY THE SUBADVISER TO THE TRUST

a. The Subadviser will manage the investments and determine the composition of the assets of the Portfolios, subject always to the direction and control of the Trustees of the Trust, and in accordance with the provisions of the Trust's registration statement. In fulfilling its obligations to manage the investments and reinvestments of the assets of the Portfolios, the Subadviser will:

      i. obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries the securities of which are included in the Portfolios or are under consideration for inclusion in the Portfolios;

      ii. formulate and implement a continuous investment program for each Portfolio consistent with the investment objectives and related investment policies for each such Portfolio as described in the Trust's registration statement, as amended;

      iii. take whatever steps are necessary to implement these investment programs by the purchase and sale of securities and other investments authorized under the Trust's registration statement including the placing of orders for such purchases and sales and giving the Trust's Custodian instructions in connection therewith;

      iv. regularly report to the Trustees of the Trust with respect to the implementation of these investment programs; and

      v. provide determinations of the fair value of certain securities when market quotations are not readily available for purposes of calculating net asset value for the Trust's Custodian in accordance with procedures and methods established by the Trustees of the Trust.

b. The Subadviser, at its expense, will furnish (i) all necessary investment salaries of personnel required for it to execute its duties faithfully, to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Portfolios (excluding determination of net asset value and shareholder accounting services).

c. The Subadviser will select brokers and dealers to effect all transactions subject to the following conditions: the Subadviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions if applicable. The Subadviser is directed at all times to seek to execute brokerage transactions for the Portfolios in accordance with such policies or practices as may be established by the Trustees and described in the Trust's registration statement as amended. The Subadviser may pay a broker-dealer which provided research and brokerage services a higher commission for a particular transaction than otherwise might have been charged by another broker-dealer, if the Subadviser determines that the higher commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the particular transaction or the Subadviser's overall responsibilities with respect to accounts managed by the Subadviser. The Subadviser may use for the benefit of the Subadviser's other clients, or make available to companies affiliated with the Subadviser or to its directors for the benefit of its clients, any such brokerage and research services that the Subadviser obtains from brokers or dealers.

d. The Subadviser will maintain all accounts, books and records with respect to the Portfolios as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act of 1940 (the "Investment Company Act") and the Investment Advisers Act and the rules thereunder.

e. It is understood that the Trust will pay all of its expenses, other than those expressly stated to be payable by the Subadviser hereunder or by the Adviser under the Advisory Agreement between the Trust and the Adviser.

f. The Subadviser shall vote proxies relating to the Portfolio's investment securities in accordance with the Subadviser's proxy voting policies and procedures, which shall conform with Rule 206(4)-6 under the Investment Advisers Act. The Subadviser shall provide quarterly reporting regarding its proxy voting activities. The Subadviser will not be responsible for completing or filing proof of claim forms for class action litigation relating to the securities of the Portfolios.

3.    COMPENSATION OF SUBADVISER

      The Adviser will pay the Subadviser with respect to each Portfolio the compensation specified in Appendix A to this Agreement.

4.    LIABILITY OF SUBADVISER

      Neither the Subadviser nor any of its directors, officers or employees shall be liable to: (i) the Adviser, (ii) the Trust, (iii) any shareholder of the Trust or (iv) any contractholder whose contract values are invested in shares of the Trust (collectively, the "Other Parties") for any loss suffered by the Other Parties resulting from its acts or omissions as Subadviser to the Portfolios (including, without limitation, any losses that may be sustained in the purchase, holding or sale of any securities on behalf of a Portfolio), except for losses resulting from willful misfeasance, bad faith, or gross negligence in the performance of, or from reckless disregard of, the duties of the Subadviser or any of its directors, officers or employees. The Subadviser, its directors, officers or employees shall not be liable to the Other Parties for any loss suffered as a consequence of any action or inaction of the Custodian in failing to observe the instructions of the Subadviser.

5.    SUPPLEMENTAL ARRANGEMENTS

      The Subadviser may enter into arrangements with other persons affiliated with the Subadviser to better enable it to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Subadviser.

6.    CONFLICTS OF INTEREST

      It is understood that trustees, officers, agents and shareholders of the Trust are or may be interested in the Subadviser as trustees, officers, stockholders or otherwise; that directors, officers, agents and stockholders of the Subadviser are or may be interested in the Trust as Trustees, officers, shareholders or otherwise; that the Subadviser may be interested in the Trust; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement and Declaration of Trust of the Trust and the Articles of Incorporation of the Subadviser, respectively, or by specific provision of applicable law.

7.    REGULATION

      The Subadviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

8.    DURATION AND TERMINATION OF AGREEMENT

      This Agreement shall become effective with respect to each Portfolio on the later of: (i) approval by the Trustees of the Trust, including a majority of the Trustees who are not interested persons (as defined in the Investment Company Act) of any party to this Agreement, pursuant to the provisions of the Investment Company Act and the rules and regulations thereunder and (ii) its execution. Thereafter, the Agreement will continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually either by the Trustees of the Trust or by a majority of the outstanding voting securities (as defined in the Investment Company Act) of each of the Portfolios provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the Trust who are not interested persons (as defined in the Investment Company Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval of the Agreement or any continuance of the Agreement shall be effective with respect to any Portfolio if a majority of the outstanding voting securities of that Portfolio vote to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement or (b) all the portfolios of the Trust.

      If any required shareholder approval of this Agreement or any continuance of the Agreement is not obtained with respect to any Portfolio, the Subadviser will continue to act as investment subadviser with respect to such Portfolio pending the required approval of the Agreement or its continuance or of a new contract with the Subadviser or a different adviser or subadviser or other definitive action; provided, that the compensation received by the Subadviser in respect of such Portfolio during such period is in compliance with the Investment Company Act, as modified by or interpreted by any applicable orders of the Securities and Exchange Commission (the "Commission") or any rules or regulations adopted by, or interpretative release of, the Commission.

      This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust or, with respect to any Portfolio, by the vote of a majority of the outstanding voting securities of such Portfolio, on sixty days' written notice to the Adviser and the Subadviser, or by the Adviser or the Subadviser on sixty days' written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company
Act) or in the event the Advisory Agreement between the Adviser and the Trust terminates for any reason.

      The Adviser will immediately notify the Subadviser should the exemptive relief (or comparable exemptive, statutory or regulatory relief) set forth in Investment Company Act Release No. 22429 - "Order Under Section 6(c) of the Investment Company Act of 1940 Granting an Exemption from the Provisions of
Section 15(a) and Rule 18f-2 Thereunder" as it relates to the Subadviser and the Portfolios cease to be available.

9.    PROVISION OF CERTAIN INFORMATION BY SUBADVISER

      The Subadviser will promptly notify the Adviser in writing of the occurrence of any of the following events:

a. the Subadviser ceases to be registered as an investment adviser under the Investment Advisers Act;

b. the Subadviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and

c. the chief executive officer or controlling stockholder of the Subadviser or the portfolio manager of any Portfolio changes.

10.   USE OF SUBADVISER'S NAME

      The Adviser will not use the Subadviser's name (or that of any affiliate) in Trust literature without prior review and approval by the Subadviser, which will not be unreasonably withheld or delayed.

11.   SERVICES TO OTHER COMPANIES OR ACCOUNTS

      The services of the Subadviser to the Adviser are not deemed to be exclusive, the Subadviser being free to render services to others and to engage in other activities; provided, however, that such other services and activities do not, during the term of this Agreement, interfere in a material manner with the Subadviser's ability to meet all of its obligations hereunder.

12.   AMENDMENTS TO THE AGREEMENT

      Subject to the provisions of the Investment Company Act, as modified by or interpreted by any applicable order or orders of the Commission or any rules or regulations adopted by, or interpretive releases of, the Commission, this Agreement may be amended by the parties if such amendment is specifically approved by the vote of a majority of the Trustees of the Trust who are not interested persons (as defined in the Investment Company Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

13.   ENTIRE AGREEMENT

      This Agreement contains the entire understanding and agreement of the parties with respect to the Portfolios listed in Appendix A.

14.   HEADINGS

      The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

15.   NOTICES

      All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust or applicable party in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

16.   SEVERABILITY

      Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

17.   GOVERNING LAW

      The provisions of this Agreement shall be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts (without giving effect to the choice of law provisions thereof), or any of the applicable provisions of the Investment Company Act. To the extent that the laws of The Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

18.   LIMITATION OF LIABILITY

      The Agreement and Declaration of Trust, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that the name " John Hancock Funds II" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Trust or any portfolio thereof, but only the assets belonging to the Trust, or to the particular Portfolio with respect to which such obligation or claim arose, shall be liable.

19.   CONSULTATION WITH SUBADVISERS TO OTHER TRUST PORTFOLIOS

      As required by Rule 17a-10 under the Investment Company Act of 1940, the Subadviser is prohibited from consulting with the entities listed below concerning transactions for a Portfolio in securities or other assets:

      1.    other subadvisers to a Portfolio

      2.    other subadvisers to a Trust portfolio

      3. other subadvisers to a portfolio under common control with the Portfolio

20.   CONFIDENTIALITY OF TRUST PORTFOLIO HOLDINGS

      The Subadviser agrees to treat Trust portfolio holdings as confidential information in accordance with the Trust's "Policy Regarding Disclosure of Portfolio Holdings," as such policy may be amended from time to time, and to prohibit its employees from trading on any such confidential information.

         (THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

                                   JOHN HANCOCK INVESTMENT MANAGEMENT
                                   SERVICES, LLC

                                   By: John Hancock Life Insurance Company
                                       (U.S.A.), Managing Member

                                   By: ________________________________________
                                         John D. DesPrez III
                                         Chairman

                                   FIDELITY MANAGEMENT & RESEARCH COMPANY

                                   By: ________________________________________
                                         Name:
                                         Title:

                                   APPENDIX A

      The Subadviser shall serve as investment subadviser for each Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the "Subadviser Fee"):

         PORTFOLIO                                    AGGREGATE NET ASSETS
----------------------------                          --------------------
Strategic Opportunities Fund                                  .350%

                                       FIRST                    EXCESS OVER
                                  $750 MILLION OF             $750 BILLION OF
       PORTFOLIO               AGGREGATE NET ASSETS        AGGREGATE NET ASSETS
-----------------------        --------------------        --------------------
Large Cap Growth Fund**               0.400%                      0.350%

*The term Aggregate Net Assets includes the net assets of a Portfolio of the Trust. It also includes with respect to each Portfolio the net assets of one or more other portfolios as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Portfolio and each other portfolio of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

 TRUST PORTFOLIO(s)                             OTHER PORTFOLIO(s)
---------------------         ------------------------------------------------------
Large Cap Growth Fund         Large Cap Growth Trust, a series of John Hancock Trust

      The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the "Applicable Annual Fee Rate"). The Subadviser Fee for each Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

                          SUB-SUB - ADVISORY AGREEMENT

                                     between

                                FMR CO., INC. and

                     FIDELITY MANAGEMENT & RESEARCH COMPANY

      AGREEMENT made this ___ day of ____, 2005, by and between FMR Co., Inc., a Massachusetts corporation with principal offices at 82 Devonshire Street, Boston, Massachusetts (hereinafter called the "Sub - Adviser") and Fidelity Management & Research Company, a Massachusetts corporation with principal offices at 82 Devonshire Street, Boston, Massachusetts (hereinafter called the "Adviser").

      WHEREAS the Adviser has entered into a Sub-Advisory Agreement ("Sub-Advisory Agreement") with John Hancock Investment Management Services, LLC ("MSS"), pursuant to which the Adviser acts as investment adviser to the portfolios of the John Hancock Funds II (the "Trust") listed on Exhibit A (individually "Fund" and collectively the "Funds"), a Massachusetts business trust, and

      WHEREAS the Sub - Adviser was formed for the purpose of providing investment management of equity and high income funds and advising generally with respect to equity and high income instruments.

      NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Adviser and the Sub - Adviser agree as follows:

1. (a) The Sub - Adviser shall, subject to the supervision of the Adviser, direct the investments of all or such portion of the Funds' assets as the Adviser shall designate in accordance with the investment objectives, policies and limitations as provided in the Funds' Prospectus or other governing instruments, as amended from time to time, the Investment Company Act of 1940 and rules thereunder, as amended from time to time (the "1940 Act"), and such other limitations as the Funds may impose by notice in writing to the Adviser or Sub - Adviser. The Sub - Adviser shall also furnish for the use of the Funds' office space and all necessary office facilities, equipment and personnel for servicing the investments of the Funds; and shall pay the salaries and fees of all personnel of the Sub - Adviser performing services for the Funds relating to research, statistical and investment activities. The Sub - Adviser is authorized, in its discretion and without prior consultation with the Funds or the Adviser, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Funds. The investment policies and all other actions of the Funds are and shall at all times be subject to the control and direction of the Trust's Board of Trustees.

      (b) The Sub - Adviser shall also furnish such reports, evaluations, information or analyses to the Funds and the Adviser as the Trust's Board of Trustees or the Adviser may request from time to time or as the Sub - Adviser may deem to be desirable. The Sub - Adviser shall make recommendations to the Trust's Board of Trustees with respect to the Funds' policies, and shall carry out such policies as are adopted by the Trustees. The Sub - Adviser shall, subject to review by the Board of Trustees, furnish such other services as the Sub - Adviser shall from time to time determine to be necessary or useful to perform its obligations under this Agreement and which are not otherwise furnished by the Adviser.

      (c) The Sub - Adviser shall place all orders for the purchase and sale of portfolio securities for the Funds' accounts with brokers or dealers selected by the Sub - Adviser, which may include brokers or dealers affiliated with the Adviser or Sub - Adviser. The Sub - Adviser shall use its best efforts to seek to execute portfolio transactions at prices which are advantageous to the Funds and at commission rates which are reasonable in relation to the benefits received. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Funds and/or the other accounts over which the Sub
- Adviser, Adviser or their affiliates exercise investment discretion. The Sub - Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub - Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub - Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Trustees of the Trust shall periodically review the commissions paid by the Funds to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Funds.

2. As compensation for the services to be furnished by the Sub - Adviser hereunder, the Adviser agrees to pay the Sub - Adviser a monthly fee equal to 50% of the sub-advisory fee that MSS is obligated to pay the Adviser under the Sub-Advisory Agreement in respect of that portion of each Fund's assets managed by the Sub - Adviser during such month. Such fee shall not be reduced to reflect expense reimbursements or fee waivers by the Adviser, if any, in effect from time to time.

3. It is understood that Trustees, officers, and shareholders of the Trust are or may be or become interested in the Adviser or the Sub - Adviser as directors, officers or otherwise and that directors, officers and stockholders of the Adviser or the Sub - Adviser are or may be or become similarly interested in the Trust, and that the Adviser or the Sub - Adviser may be or become interested in the Trust as a shareholder or otherwise.

4. It is understood that each Fund will pay all its expenses other than those expressly stated to be payable by the Sub-Adviser hereunder or by the Adviser under the Sub-Advisory Agreement.

5. The Services of the Sub - Adviser to the Adviser are not to be deemed to be exclusive, the Sub - Adviser being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Agreement, interfere, in a material manner, with the Sub - Adviser's ability to meet all of its obligations with respect to rendering investment advice hereunder. The Sub - Adviser shall for all purposes be an independent contractor and not an agent or employee of the Adviser or the Trust.

6. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Sub - Adviser, the Sub - Adviser shall not be subject to liability to the Advisor, MSS or the Trust or to any shareholder of the Funds for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

7. (a) Subject to prior termination as provided in sub - paragraph (d) of this paragraph 7 for each Fund, this Agreement shall continue in force for two years, and indefinitely thereafter, but only so long as the continuance after such period shall be specifically approved at least annually by vote of the Trust's Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund.

      (b) This Agreement may be modified by mutual consent subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the Securities and Exchange Commission (the "Commission") or any rules or regulations adopted by, or interpretive releases of, the Commission.

      (c) In addition to the requirements of sub - paragraphs (a) and (b) of this paragraph 7, the terms of any continuance or modification of the Agreement must have been approved by the vote of a majority of those Trustees of the Trust who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

      (d) Either the Adviser, the Sub - Adviser or the Funds may, at any time on sixty (60) days' prior written notice to the other parties, terminate this Agreement, without payment of any penalty, by action of its Board of Trustees, or by vote of a majority of its outstanding voting securities. This Agreement shall terminate automatically upon the termination of the Sub-Advisory Agreement. This Agreement shall terminate automatically in the event of its assignment.

8. The Sub - Adviser agrees that any obligations of the Trust or a Fund arising in connection with this Agreement shall be limited in all cases to the Fund and its assets, and the Sub - Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Fund. Nor shall the Sub - Adviser seek satisfaction of any such obligation from the Trustees or any individual Trustee.

9. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT GIVING EFFECT TO THE CHOICE OF LAWS PROVISIONS THEREOF.

      The terms "registered investment company," "vote of a majority of the outstanding voting securities," "assignment," and "interested persons," when used herein, shall have the respective meanings specified in the Investment Company Act of 1940 as now in effect or as hereafter amended.

         (THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

      IN WITNESS WHEREOF the parties hereto have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.

                                  JOHN HANCOCK INVESTMENT MANAGEMENT
                                  SERVICES, LLC

                                  By: John Hancock Life Insurance Company
                                      (U.S.A.), Managing Member

                                  By: _________________________________________
                                      John D. DesPrez III
                                      Chairman

                                  FMR CO., INC.

                                  By: _________________________________________
                                      Name:
                                      Title: Treasurer

                                  FIDELITY MANAGEMENT & RESEARCH COMPANY

                                  By: _________________________________________
                                      Name:
                                      Title:

                                    EXHIBIT A

                          Strategic Opportunities Fund
                              Large Cap Growth Fund

                                       A-1